EXHIBIT 99.1

Granite City Food & Brewery Ltd. Announces Debt Financing

Chairman of Board, Eugene McGowan, is a Member of Funding Group

MINNEAPOLIS March 31, 2009 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB), a Modern American upscale casual restaurant chain, today announced that it has entered into a loan agreement with a group of accredited investors to provide $1,000,000 of partially convertible debt financing.  The loan is evidenced by notes bearing interest at 9% per annum, payable in six equal monthly installments commencing on May 1, 2010 and due in full on October 1, 2010.  The net proceeds of the loan will be used for working capital purposes.  The lead investors in the transaction were Harmony Equity Income Fund, L.L.C. and Harmony Equity Income Fund II, L.L.C.  The Company’s Chairman, Eugene E. McGowan, is a member of, and has a beneficial interest in, both of the Harmony funds.  The transaction was approved by the Company’s Audit Committee as a transaction with a related person.

Steven J. Wagenheim, Chief Executive Officer of the Company commented:  “We were pleased to complete this financing in a difficult economic environment. This financing, together with expected benefits from recent rent restructurings, should allow us to meet our working capital needs for 2009, assuming that expected cash flows from operations enable us to meet or exceed our internal budgets.  We, like others in our industry, continue to feel the shock of the economic slowdown.  If conditions worsen, it is always possible that we will need additional funding in 2009.  We continue to review both debt and equity financing alternatives.”

The notes are secured by a mortgage against the lease, and security agreements against personal property and intangibles, of the Company’s Sioux Falls, South Dakota restaurant, including a grant of the rights to use patents, trademarks and other intangibles associated with that restaurant.  The Company’s Board of Directors has authorized it to borrow up to an aggregate of $3,000,000 under the terms of the loan agreement, which provides that the investors may, but are not obligated to, make additional loans on substantially the same terms and conditions, with a similar pledge by the Company of collateral related to either its St. Cloud, Minnesota, or Fargo, North Dakota restaurants, including a mortgage on those leasehold interests and a security interest in assets of those restaurants. Up to 20% of each note may be converted into common stock at a conversion price equal to $0.50 per share.  In addition, the Company will issue to the investors warrants for the purchase of an aggregate of 400,000 shares of common stock exercisable six months after date of issuance at an exercise price of  $0.25267 per share, or 110% of the closing price of the Company’s stock on March 30, 2009.

About Granite City

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 26 restaurants in 11 states.  The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.  Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2009.

Contacts:	Steven J. Wagenheim	James G. Gilbertson
	President and Chief Executive Officer	Chief Financial Officer
	(952) 215-0678	(952) 215-0676